Exhibit 99.1



      Carrollton Bancorp Reports 596% Increase in Third Quarter Net Income
                         and a $0.10 Quarterly Dividend

BALTIMORE, Oct. 28 -- Carrollton Bancorp, (Nasdaq: CRRB - News) the parent company of Carrollton Bank, announced today net income for the third quarter of 2005 of $1.0 million ($0.37 per diluted share) compared to $149,000 ($0.05 per diluted share) for the third quarter of 2004, a 596% increase. Net income for the nine month period ended September 30, 2005 totaled $2.1 million ($0.73 per diluted share) compared to $811,000 ($0.28 per diluted share) for the prior year period, a 157% increase.

Carrollton Bancorp also announced a quarterly dividend of $0.10 per share, payable December 1, 2005 to shareholders of record on November 11, 2005.

The earnings for the third quarter include a gain of $767,000 from the sale of equity securities, and the write down and cost of disposal of ATMs totaling $407,000 related to the termination of Carrollton Bank's agreement with Wal-Mart to provide automated teller machines (ATMs) at Wal-Mart, Sam's Club and Wal-Mart Supercenters in Maryland, Virginia, and West Virginia. To illustrate the impact on earnings of these two items using a non-GAAP financial measure, net income for the first nine months of 2005 excluding the gains on the sales of securities and the write-down and cost of disposal of the ATMs, as described above, would have been $1.8 million or $0.64 per diluted share, an increase of 147%, compared to net income of $728,000 excluding the gains on the sales of securities for the first nine months of 2004. Net income for the third quarter of 2005 would have been $812,000 or $0.29 per diluted share compared to $149,000 or $0.05 per diluted share for the third quarter of 2004, representing an increase of 445%.

In 2001 Carrollton Bancorp committed itself to a strategic focus on commercial lending, and Carrollton Bancorp's balance sheet continues to reflect this focus. By following this strategy, the Company's asset base continued to improve with a 6% or $14.2 million increase in loans from June 30, 2005 to September 30, 2005. Total assets for the period ended September 30, 2005 compared to September 30, 2004 reflect a 15% increase to $351.9 million in total assets due mainly to a 17% or $37.1 million increase in loans, primarily commercial loans. Total deposits increased 21% or $44.5 million to $259.4 million. During the same period, stockholders' equity increased 1% or $477,000 to $34.5 million or 9.8% of total assets.

The continued strong asset quality of the loan portfolio, coupled with a low delinquency rate and charge off rate has enabled the Company to maintain its current allowance for loan losses. The Company did not record any provisions for loan losses in the third quarter of 2005 and 2004 nor for the first nine months of 2005 and 2004. The allowance for loan losses represented 1.34% of outstanding loans at September 30, 2005.

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For the quarter ended September 30, 2005, net interest income was $470,000 or
18% higher than the same quarter in 2004. The increase in net interest income was due mainly to a $28.4 million increase in average earning assets, primarily commercial loans and an increase in the Company's net interest margin to 3.91% for the quarter ended September 30, 2005 from 3.83% in the comparable quarter in 2004.

Noninterest income continues to be a large contributor to the Company's profitability. The majority of the Company's non-interest income is derived from two sources: The Bank's Electronic Banking Division and Carrollton Mortgage Services, Inc. (CMSI), a subsidiary of Carrollton Bank. Noninterest income increased 54% or $1.2 million to $3.4 million in the third quarter of 2005 compared to the third quarter of 2004. This increase was due primarily to the $767,000 gain on the sale of securities and a 92% or $374,000 increase in the fees and commissions earned by CMSI.

Noninterest expenses were $4.7 million in the third quarter of 2005 compared to $4.5 million in 2004, an increase of $196,000 or 4%. The increase was due to the opening of a new branch in the North Bel Air area of Harford County, the expansion of the mortgage banking operations of CMSI, and the write off of the net book value of the upgrades to the ATMs and the cost of disposal totaling $407,000 included in other operating expenses. Higher advertising, salaries, and occupancy expenses were partially offset by a decrease in employee benefits due to freezing the defined benefit pension plan effective December 31, 2004 and a decrease in furniture and equipment expense. This decrease was due primarily to the original cost of the ATM network being fully depreciated in 2004.

Comparing the first nine months of 2005 and 2004, net interest income increased by $886,000 or 12% due to increased loan volume and the repricing in the last quarter of 2004 of approximately $31.4 million in high yielding certificates of deposit. The Company's net interest margin for the first nine months of 2005 compared to 2004 remained unchanged at 3.82%. Although the yield on interest earning assets increased, the cost of interest bearing liabilities increased as a result of market pressure to raise deposit rates during the first nine months of 2005.

For the first nine months of 2005, noninterest income was $8.3 million compared to $6.4 million for the same period in 2004, an increase of 30% or $1.9 million. The increase was due primarily to a 625% increase in gains on sales of securities from $116,000 in 2004 to $840,000 in 2005, a 9% or $333,000 increase in the Electronic Banking Division's revenue and an increase of 75% or $855,000 in the fees and commissions earned by CMSI.

Noninterest expenses were $13.5 million for the first nine months of 2005 compared to $12.9 million for the same period in 2004, a 5% increase. The increase was due mainly to the same expense growth factors mentioned above.

Mr. Robert A. Altieri, President and Chief Executive Officer, stated "that the tangible steps Carrollton Bancorp has taken to drive core earnings is starting to payoff. The significant increase in core deposits, core loans and noninterest income will be the foundation from which we will continue to build for our shareholders."

On July 7, 2005, the Company repurchased from a trust 42,500 shares of its outstanding stock at a discount to market. Mr. Altieri said "the repurchase was in the best interest of the Company and its shareholders."

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 11 branch offices in central Maryland and a network of ATMs located in Maryland, Virginia, and West Virginia. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

A summary of financial information follows. For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company's Internet site at http://www.carrolltonbank.com.

    FINANCIAL HIGHLIGHTS
    Carrollton Bancorp
                                       Three Months Ended September 30,
                                    2005            2004           %Change
                                 (unaudited)     (unaudited)
    ----------------------------------------------------------------------------
    Results of Operations

    Net interest income          $3,020,029      $2,549,772           18%
    Provision for loan losses             -               -             -
    Noninterest income            3,382,007       2,191,752           54%
    Noninterest expenses          4,736,498       4,540,898            4%
    Income taxes                    629,609          51,744         1117%
    Net income                    1,035,929         148,882          596%

    Per Share
    Net income - diluted               0.37            0.05          640%
    Cash dividends declared            0.10            0.09           11%
    Book value                        12.30           11.97            3%
    Common stock closing price

    At September 30
    Short term investments
    Investment securities
    Gross loans (net of
     unearned income) (a)
    Earning assets
    Total assets
    Total deposits
    Shareholders' equity

    Common shares outstanding

    Average Balances
    Short term investments      $22,977,373      $5,728,282          301%
    Investment securities (b)    42,591,656      50,821,352          -16%
    Gross loans (net of
     unearned income) (a)       244,698,624     215,454,771           14%
    Earning assets              310,267,653     272,004,405           14%
    Total assets                347,192,891     309,932,188           12%
    Total deposits              254,680,657     212,014,451           20%
    Shareholders' equity         34,649,477      34,341,413            1%

    Earnings Ratios
    Return on average
     total assets                      1.19%           0.19%
    Return on average
     shareholders'
     equity                           11.96%           1.73%
    Net yield on
     average earning assets            3.91%           3.83%
    Interest rate spread               3.30%           3.31%

    Credit Ratios
    Nonperforming assets
     as a percent
     of period-end
     loans and foreclosed
     real estate
    Allowance to total loans
    Net loan losses
     to average loans

    Capital Ratios (period end)
    Shareholders' equity to total
     assets
    Leverage capital
    Tier 1 risk-based capital
    Total risk-based capital

                                       Nine Months Ended September 30,
                                    2005            2004           %Change
                                 (unaudited)     (unaudited)
    ----------------------------------------------------------------------------
    Results of Operations
    Net interest income          $8,484,973      $7,598,799           12%
    Provision for loan losses             -               -
    Noninterest income            8,359,814       6,418,072           30%
    Noninterest expenses         13,539,149      12,879,696            5%
    Income taxes                  1,222,781         326,181          275%
    Net income                    2,082,857         810,994          157%

    Per Share
    Net income - diluted               0.73            0.28          161%
    Cash dividends declared            0.30            0.27           11%
    Book value                        12.30           11.97            3%
    Common stock closing price        14.50           16.45          -12%

    At September 30
    Short term investments      $13,736,928      $4,038,285          240%
    Investment securities        48,113,539      48,688,744           -1%
    Gross loans (net of
     unearned income) (a)       256,441,407     219,353,854           17%
    Earning assets              318,291,874     272,080,883           17%
    Total assets                351,932,605     306,614,259           15%
    Total deposits              259,394,594     214,864,629           21%
    Shareholders' equity         34,547,198      34,070,493            1%

    Common shares outstanding     2,809,268       2,833,983

    Average Balances
    Short term investments      $19,590,600      $8,713,151          125%
    Investment securities (b)    39,504,566      54,486,239          -27%
    Gross loans (net of
     unearned income) (a)       240,466,843     207,184,941           16%
    Earning assets              299,562,009     270,384,331           11%
    Total assets                335,579,825     303,863,040           10%
    Total deposits              244,096,458     216,668,964           13%
    Shareholders' equity         34,464,530      34,193,855            1%

    Earnings Ratios
    Return on average
     total assets                      0.83%           0.36%
    Return on average
     shareholders'
     equity                            8.06%           3.16%
    Net yield on average
     earning assets                    3.82%           3.82%
    Interest rate spread               3.26%           3.35%

    Credit Ratios
    Nonperforming assets
     as a percent of
     period-end loans
     and foreclosed real estate        0.55%           0.52%
    Allowance to total loans           1.34%           1.72%
    Net loan losses
     to average loans                  0.02%           0.01%

    Capital Ratios (period end)
    Shareholders' equity to total
     assets                            9.82%          11.11%
    Leverage capital                   8.90%          10.20%
    Tier 1 risk-based capital         11.70%          12.96%
    Total risk-based capital          13.44%          14.75%

    (a) Includes loans held for sale
    (b) Excludes market value adjustment

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Source: Carrollton Bancorp